Exhibit 21


                            SUBSIDIARIES OF THE REGISTRANT*


Funtime Parks, Inc., an Ohio corporation
Funtime, Inc., an Ohio corporation
Wyandot Lake, Inc., an Ohio corporation
Darien Lake Them Park and Camping Resort, Inc., a New York corporation Tierco Maryland, Inc., a Delaware Corporation
Tierco Water Park, Inc., an Oklahoma corporation
Frontier City Properties, Inc., an Oklahoma corporation
Frontier City Partners Limited Partnership, an Oklahoma limited partnership D.L. Holdings, Inc., an Ohio corporation
Funtime-Famous Recipes, Inc., an Ohio Corporation


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* All subsidiaries are 100% owned, directly or indirectly, by Registrant.